Filed pursuant to Rule 433
Dated June 11, 2015

Relating to
Pricing Supplement No. 362 dated June 11, 2015 to
Registration Statement No. 333-200365
Global Medium-Term Notes, Series F

Fixed Rate Senior Notes Due 2020
Floating Rate Senior Notes Due 2020

Fixed Rate Senior Notes Due 2020
Issuer:	Morgan Stanley
Principal Amount:	$2,500,000,000
Maturity Date:	June 16, 2020
Trade Date:	June 11, 2015
Original Issue Date (Settlement):	June 16, 2015 (T+3)
Interest Accrual Date:	June 16, 2015
Issue Price (Price to Public):	99.880%
Agents’ Commission:	0.35%
All-in Price:	99.530%
Net Proceeds to Issuer:	$2,488,250,000
Interest Rate:	2.800% per annum
Interest Payment Period:	Semi-annual
Interest Payment Dates:	Each June 16 and December 16, commencing December 16, 2015
Day Count Convention:	30/360
Specified Currency:	U.S. Dollars (“$”)
Minimum Denomination:	$1,000 and integral multiples of $1,000 in excess thereof
Business Day:	New York
CUSIP:	61761JB32
ISIN:	US61761JB325
Issuer Ratings:	A3 (Moody’s) / A- (Standard & Poor’s) / A (Fitch) / A (R&I) / A (high) (DBRS) (Stable / Negative / Stable / Negative / Stable)
Agents:	Morgan Stanley & Co. LLC and such other agents as shall be named in the above-referenced Pricing Supplement for the notes.
Global Settlement:	Through The Depository Trust Company, Euroclear or Clearstream, Luxembourg

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Floating Rate Senior Notes Due 2020
Issuer:	Morgan Stanley
Principal Amount:	$400,000,000
Maturity Date:	June 16, 2020
Trade Date:	June 11, 2015
Original Issue Date (Settlement):	June 16, 2015 (T+3)
Interest Accrual Date:	June 16, 2015
Issue Price (Price to Public):	100.00%
Agents’ Commission:	0.35%
All-in Price:	99.65%
Net Proceeds to Issuer:	$398,600,000
Base Rate:	LIBOR
Spread (plus or minus):	Plus 0.98%
Index Maturity:	Three months
Index Currency:	U.S. Dollars
Interest Payment Period:	Quarterly
Interest Payment Dates:	Each March 16, June 16, September 16 and December 16, commencing September 16, 2015
Day Count Convention:	Actual/360
Initial Interest Rate:	Base Rate plus 0.98% (to be determined by the Calculation Agent on the second London banking day prior to the Original Issue Date)
Initial Interest Reset Date:	September 16, 2015
Interest Reset Dates:	Each Interest Payment Date
Interest Reset Period:	Quarterly
Specified Currency:	U.S. Dollars (“$”)
Minimum Denomination:	$1,000 and integral multiples of $1,000 in excess thereof
Business Day:	New York
CUSIP:	61761JB40
ISIN:	US61761JB408
Issuer Ratings:	A3 (Moody’s) / A- (Standard & Poor’s) / A (Fitch) / A (R&I) / A (high) (DBRS) (Stable / Negative / Stable / Negative / Stable)
Agents:	Morgan Stanley & Co. LLC and such other agents as shall be named in the above-referenced Pricing Supplement for the notes.
Global Settlement:	Through The Depository Trust Company, Euroclear or Clearstream, Luxembourg

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offerings to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and these offerings.  You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offerings will arrange to send you the prospectus if you request it by calling toll free 1-866-718-1649.

Prospectus Supplement Dated November 19, 2014
Prospectus Dated November 19, 2014

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